Exhibit 10.34

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”) dated as of November 8, 2013 (the “Effective Date”), is made by and between VALEANT PHARMACEUTICALS INTERNATIONAL, INC., a British Columbia corporation (“Sublandlord”), and AVANIR PHARMACEUTICALS, INC., a Delaware corporation (“Subtenant”).

1. Subleased Premises. Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord for the term, at the rental, and upon all of the conditions set forth herein, that certain improved office space (the “Subleased Premises”) defined as the “Premises” in the Master Lease (as defined in Section 2 below) consisting of approximately 60,583 rentable square feet, commonly known as Suites 350 and 450 located on the third and fourth floors of that certain office building (the “Building”) located at 30 Enterprise, Aliso Viejo, California.

2. Master Lease. Sublandlord is the tenant of the Subleased Premises by virtue of that certain Amended and Restated Summit Office Lease dated May 10, 2010 (the “Master Lease”), between Aliso Viejo RP-VI, LLC, a Delaware limited liability company, as “Landlord” (“Master Landlord”) and Sublandlord (as successor-in-interest to Bausch & Lomb Incorporated), as “Tenant,” a copy of which lease is attached hereto as Exhibit “A.” Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Master Lease.

3. Term. The term (the “Term”) of this Sublease shall commence on the “Commencement Date” (as defined below) and expire on December 31, 2020 (but shall in no event exceed the Term of the Master Lease) (the “Expiration Date”), unless sooner terminated pursuant to any provision hereof. The “Commencement Date” shall be the date which is the later to occur of: (a) the date that Sublandlord tenders possession of the Subleased Premises to Subtenant the condition required by this Sublease which Sublandlord estimates will occur on or about November 8, 2013 (the “Estimated Commencement Date”); or (b) the date that Master Landlord grants consent pursuant to Section 7 below. Sublandlord shall use its commercially reasonable efforts to tender possession of the Subleased Premises to Subtenant as soon after November 8, 2013 as possible. Prior to the Commencement Date, Sublandlord shall remove all of the lab equipment currently in the Subleased Premises. On the Commencement Date, Sublandlord shall deliver to Subtenant the Subleased Premises free and clear of all tenants and occupants and otherwise in the condition required by this Sublease. Notwithstanding the foregoing, subject to Master Landlord’s consent to this Sublease, Sublandlord shall as soon after November 8, 2013 as it is available, tender possession to Subtenant of the fourth floor of the Subleased Premises and Subtenant may, but shall not be obligated to, accept possession of the fourth floor. If Subtenant elects to accept possession of the fourth floor before possession of the remainder of the Subleased Premises is tendered to Subtenant, the Term and the Base Rent and Additional Rent (prorated based on the ratio that the rentable square feet in the fourth floor, as reasonably determined by Sublandlord, bears to the rentable square feet in the entire Subleased Premises) shall commence as to the fourth floor only, on the date that Subtenant takes possession of the fourth floor. At such time as possession of all of the Subleased Premises is tendered to Subtenant, the Term and Base Rent and Additional Rent shall commence as to the entire Subleased Premises. If Sublandlord is unable to deliver possession of the Subleased Premises by the Estimated Commencement Date, this Sublease shall not be void or voidable, and Sublandlord shall have no liability for loss or damage resulting therefrom; provided, however, that if Sublandlord is unable to deliver possession of the Subleased Premises to Subtenant free and clear of all tenants and occupants and otherwise in the condition required herein by January 1, 2014 (the “Outside Delivery Date”), then Subtenant may terminate this Sublease by delivery of written notice thereof to Sublandlord (the “Termination Notice”) within ten (10) days after the Outside Delivery Date. If the Termination Notice is not received by Sublandlord within such ten (10) day period, Subtenant’s right to terminate this Sublease shall be deemed waived and of no further force and effect. If the Termination Notice is timely delivered to Sublandlord, then this Sublease shall terminate effective as of the date which is twenty (20) days after the Outside Delivery Date, unless Sublandlord delivers possession of the Subleased Premises within such twenty (20) day period (in which event this Sublease shall continue in full force and effect). The foregoing termination right shall be Subtenant’s sole remedy and Sublandlord’s sole liability for delays in delivery of possession of the Subleased Premises.

4. Rent.

(a) Base Rent. Effective on the Commencement Date, Subtenant shall pay to Sublandlord in advance, on the first (1st) day of each month of the Term hereof base rent (“Base Rent”) for the Subleased Premises as follows:

Period/Months of Term	Monthly Rate per Rentable Square Foot	Monthly Base Rent
Commencement Date through 10/31/14	$2.500	$151,457.50
11/1/14 – 10/31/15	$2.5750	$156,001.23
11/1/15 – 10/31/16	$2.6523	$160,681.26
11/1/16 – 10/31/17	$2.7318	$165,501.70
11/1/17 – 10/31/18	$2.8138	$170,466.75
11/1/18 – 10/31/19	$2.8982	$175,580.75
11/1/19 – 10/31/20	$2.9851	$180,848.18
11/1/20 – end of Term	$3.0747	$186,273.62

In the event this Sublease commences on a day other than the first day of a calendar month or expires on a day other than the last day of a calendar month, the Base Rent shall be likewise prorated. Rent (as defined below) shall be payable without any setoff or deduction in lawful money of the United States to Sublandlord at the address stated herein or to such other persons or at such other places as Sublandlord may designate in writing.

(b) Additional Rent. In addition to the Base Rent specified in Section 4(a) above, commencing on the first day of the first month following the Base Year (as defined below) Subtenant shall pay as Additional Rent Subtenant’s Pro Rata Share (as defined below) of the Operating Expenses (as defined in Section 5.2 of the Master Lease) and Real Estate Taxes (as defined in Section 5.3 of the Master Lease), which are in excess of the amount of Operating Expenses and Real Estate Taxes applicable to the Base Year pursuant to the terms and conditions of Section 5 of the Master Lease; provided, however, that in no event shall any decrease in Operating Expenses and Real Estate Taxes for any calendar year during the Term below Operating Expenses and Real Estate Taxes for the Base Year entitle Subtenant to any decrease in Base Rent or any credit against any sums due under this Sublease. The “Base Year” for Operating Expenses and Real Estate Taxes shall be the calendar year 2013. For purposes of this Sublease, “Subtenant’s Pro Rata Share” of Operating Expenses and Real Estate Taxes, pursuant to Section 1.7 of the Master Lease, shall be as follows as of the Effective Date: (i) 44.92% with respect to the Building; and (ii) 24.13% with respect to the Project. Notwithstanding the foregoing, to the extent Subtenant requires any item replaced or requires extraordinary services or utilities in excess of what Master Landlord is required to provide pursuant to Section 7 of the Master Lease, including, without limitation, after hours HVAC, replacement security cards or keys, nonstandard light bulbs and nonstandard janitorial services (“Extraordinary Services”), Subtenant shall pay as Additional Rent all additional charges (without additional markup by Sublandlord) for such Extraordinary Services imposed by Master Landlord under the Master Lease. Such Additional Rent shall be paid to Sublandlord within five (5) days after Subtenant receives a statement or invoice from Sublandlord with such supporting documentation therefor as may be provided by Master Landlord (if any). Subtenant shall be responsible for all after hours HVAC charges (without additional markup by Sublandlord) ordered by Subtenant. Base Rent and Additional Rent are sometimes collectively referred to in this Sublease as “Rent”.

(c) Rent Abatement. Notwithstanding anything in this Section 4 to the contrary, Sublandlord hereby agrees to abate Subtenant’s obligation to pay Base Rent and Additional Rent during the first two (2) months of the Term following the Commencement Date.

5. Security Deposit.

(a) Cash Security Deposit. Upon execution of this Sublease by Subtenant and receipt of Master Landlord’s consent to this Sublease pursuant to Section 7 below, Subtenant shall pay to Sublandlord the amount of One Hundred Eighty-Six Thousand Two Hundred Seventy-Three and 62/100 Dollars ($186,273.62) as a non-interest bearing security deposit (“Security Deposit”) for the performance of Subtenant’s obligations under this Sublease. Subtenant is not entitled to any interest on the Security Deposit. If a default beyond any applicable notice and cure periods occurs, Sublandlord may use, apply or retain the whole or any part of the Security Deposit for the payment of any Rent due or any other sum which Sublandlord expends by reason of such default. No application of the Security Deposit by Sublandlord will be deemed to have cured Subtenant’s default. If Sublandlord uses or applies all or any portion of the Security Deposit to the payment of any obligation of Subtenant hereunder, Subtenant shall, within ten (10) days of written demand therefor, deposit cash with Sublandlord in an amount sufficient to restore the Security Deposit to the full amount stated herein and Subtenant’s failure shall constitute a default by Subtenant under this Sublease. It is expressly agreed that the Security Deposit is not an advance rental deposit or a measure of Sublandlord’s damages in the case of Subtenant’s default. Subtenant waives all provisions of laws, now or hereinafter in force, which restrict the amount or types of claim that a landlord may make upon a security deposit or imposes upon a landlord (or its successors) any obligation with respect to the handling or return of security deposits, including, without limitation, California Civil Code Section 1950.7. In the event Subtenant is not then in default under the terms and conditions of this Sublease, within thirty (30) days after the expiration of the Term of this Sublease and Subtenant’s delivery of the Subleased Premises to Sublandlord, the remaining portion of the Security Deposit shall be returned to Subtenant after first deducting any sums owed to Sublandlord.

(b) Letter of Credit.

(i) Subtenant may, at any time during the Term, by delivery of at least thirty (30) days prior written notice to Sublandlord (the “Security Deposit Substitution Notice”), substitute the “Letter of Credit” as defined below for the Security Deposit. Upon the delivery of the Security Deposit Substitution Notice to Sublandlord, Sublandlord shall within such thirty (30) day period, electronically transfer the Security Deposit to Subtenant pursuant to instructions from Subtenant, which transfer shall occur concurrently with Sublandlord’s receipt of the Letter of Credit. The Letter of Credit shall serve as protection for the full and faithful performance by Subtenant of all of the obligations under this Sublease and for all damages Sublandlord actually suffers as a result of any default beyond any applicable notice and cure periods by Subtenant under this Sublease and shall be an irrevocable and unconditional, negotiable standby letter of credit (“Letter of Credit”) in the amount of One Hundred Eighty-Six Thousand Two Hundred Seventy-Three and 62/100 Dollars ($186,273.62), subject to the terms and conditions of this Section 5(b). The Letter of Credit shall be issued by a solvent, nationally recognized bank having its principal office within the United States of America (the “Bank”) and shall be capable of being drawn upon at a location in the City of Los Angeles via facsimile or otherwise. The Letter of Credit shall reflect Sublandlord as beneficiary. The form and terms of the Letter of Credit and the issuer issuing same shall be subject to the review and approval of Sublandlord, in its sole discretion. Sublandlord hereby pre-approves Bank of America as an acceptable Bank to issue the Letter of Credit. Sublandlord, or its managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit upon presentation to the issuer of Sublandlord’s written statement that Sublandlord is entitled to the funds represented by such Letter of Credit if any of the following shall have occurred or are applicable: (A) such amount is due to Sublandlord under the terms and conditions of this Sublease after a default by Subtenant and the expiration of all applicable notice and cure periods expressly set forth in this Sublease; provided that if Sublandlord is prevented from delivering a notice of default to Subtenant for any reason, including, without limitation, because Subtenant has filed a voluntary petition, or an involuntary petition has been filed against Subtenant, under the U.S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), then no such notice and cure period shall be required; (B) Subtenant has filed a voluntary petition under the Bankruptcy Code; (C) an involuntary petition has been filed against Subtenant under the Bankruptcy Code; or (D) the Bank has notified Sublandlord that it intends to revoke the Letter of Credit or the Letter of Credit will not be renewed or extended beyond and after the final expiration date of this Sublease. The Letter of Credit shall provide that the issuer of the Letter of Credit shall deliver to Sublandlord at least thirty (30) days written notice prior to revoking, terminating or failing to renew the Letter of Credit. The issuer will honor the Letter of Credit regardless of whether Subtenant disputes Sublandlord’s right to draw on the Letter of Credit. Sublandlord shall not be required to give Subtenant written notice prior to any drawing upon the Letter of Credit. The Letter of Credit must permit multiple presentations or drawings and partial drawings. In the event Sublandlord makes a draw on the Letter of Credit, Subtenant shall within ten (10) days after the date of such draw cause the amount of the Letter or Credit to be increased to its original amount.

(ii) Subtenant acknowledges and agrees that Sublandlord is entering into this Sublease in material reliance on the ability of Sublandlord to draw on the Letter of Credit on the occurrence of any breach or default on the part of Subtenant under this Sublease in accordance with the terms of this Section 5(b). If Subtenant shall breach any provision of this Sublease or otherwise be in default under this Sublease beyond all applicable notice and cure periods, Sublandlord may, but without obligation to do so, and without notice to Subtenant, draw on the Letter of Credit, in part or in whole, to cure any such breach or default of Subtenant and to compensate Sublandlord for any and all damages of any kind or nature sustained or which Sublandlord reasonably estimates that it will sustain resulting from Subtenant’s breach or default. The use, application, or retention of the Letter of Credit, or any portion of it, by Sublandlord shall not prevent Sublandlord from exercising any other right or remedy provided by this Sublease or by any applicable law, it being intended that Sublandlord shall not first be required to proceed against the Letter of Credit, and shall not operate as a limitation on any recovery to which Sublandlord may otherwise be entitled. Subtenant agrees not to interfere in any way with payment to Sublandlord of the proceeds of the Letter of Credit, either before or following a draw by Sublandlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Subtenant and Sublandlord as to Sublandlord’s right to draw on the Letter of Credit. No condition or term of this Sublease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing on such Letter of Credit in a timely manner. Subtenant agrees and acknowledges that: (1) the Letter of Credit constitutes a separate and independent contract between Sublandlord and the Bank; (2) Subtenant is not a third party beneficiary of such contract; and (3) if Subtenant becomes a debtor under any chapter of the Bankruptcy Code, neither Subtenant, any trustee, nor Subtenant’s bankruptcy estate shall have any right to restrict or limit Sublandlord’s claim or rights to the Letter of Credit or the proceeds of it by application of Section 502(b)(6) of the U.S. Bankruptcy Code or otherwise, and Subtenant acknowledges and agrees that the Letter of Credit and the proceeds thereof are not and shall not be a part of the Subtenant’s bankruptcy estate.

(iii) Sublandlord and Subtenant acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal of it or any proceeds of it be (A) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7, (B) subject to the terms of Section 1950.7, or (C) intended to serve as a “security deposit” within the meaning of Section 1950.7. Sublandlord and Subtenant further acknowledge and agree that the Letter of Credit is not intended to serve as a security deposit and Section 1950.7 and any and all other laws, rules, and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy to the Letter of Credit, and waive any and all rights, duties, and obligations either party may now or in the future have relating to or arising from the Security Deposit Laws.

(iv) If Sublandlord transfers its interest in the Subleased Premises (by virtue of a merger, corporate reorganization or otherwise), Sublandlord may (A) transfer (one or more times) all or any portion of its interest in and to the Letter of Credit to another party, person or entity regardless of whether such transfer is separate from or a part of the assignment by Sublandlord of its rights and interests in and to this Sublease, or (B) may require that Subtenant furnish to Sublandlord’s transferee a substitute or amended Letter of Credit, naming such transferee as the beneficiary and otherwise in compliance with this Section 5(b), provided such transferee reimburses Subtenant for the nominal administrative fee charged by the issuer of the Letter of Credit for issuing a substitute or amended Letter of Credit in the name of the transferee. In the event of a transfer of Sublandlord’s interest in the Subleased Premises and the transfer (or substitution or amendment) of the Letter of Credit to Sublandlord’s transferee, Sublandlord shall be released by Subtenant from all liability therefor.

6. Use. Subject to the use prohibitions and the Occupancy Threshold provisions described in Section 9 of the Master Lease, the Subleased Premises shall not be used or occupied for any use other than general office, administrative and training facility uses and other legally permitted uses compatible with first class office buildings, including, but not limited to, an engineering lab. Throughout the Term, Subtenant’s business shall be conducted in a first-class manner and so as not to violate any term, provision or condition of the Master Lease or this Sublease. Subtenant shall comply with all applicable statutes, ordinances, rules, regulations, orders, restrictions of record and requirements in effect during the Term hereof regulating the use by Subtenant of the Subleased Premises; provided however, Subtenant shall not be responsible for violations of applicable law relating to the Subleased Premises (a) occurring prior to Subtenant’s occupancy of the Subleased Premises, or (b) caused by Sublandlord or its agents. Subtenant shall not use or permit the use of the Subleased Premises in any manner that will create waste or create a nuisance or disturb other tenants of the Building. Subtenant shall not do or suffer anything to be done upon the Subleased Premises which will cause structural injury to the Subleased Premises or the Building. Subtenant shall not use or permit the use of the Subleased Premises or any part thereof for any purpose which will increase the existing rate of insurance upon the Building or any part thereof, or cause a cancellation of any insurance policy covering the Building or any part thereof. In the event any act on the part of Subtenant or use of the Subleased Premises by Subtenant shall cause, directly or indirectly, any increase of Sublandlord’s insurance expense, said additional expense shall be paid by Subtenant to Sublandlord within ten (10) days of demand. No such payment by Subtenant shall limit Sublandlord in the exercise of any other rights or remedies, or constitute a waiver of Sublandlord’s right to require Subtenant to discontinue such act or use. Notwithstanding the foregoing, Subtenant shall not be liable for any increase in the Sublandlord’s insurance expense as a result of Subtenant’s use of the Subleased Premises in compliance with this Section 6.

7. Consent of Master Landlord. The parties hereto acknowledge that Section 13.1 of the Master Lease requires that Sublandlord obtain the prior written consent of Master Landlord to any subletting of the Subleased Premises. Provided Subtenant has delivered to Sublandlord an executed copy of this Sublease and all of the information and documentation required under the provisions of Section 13 of the Master Lease, Sublandlord shall act promptly to request the consent of Master Landlord for the subletting of the Subleased Premises to Subtenant. The form of the Master Landlord’s consent shall be in a form reasonably acceptable to both Sublandlord and Subtenant. Sublandlord and Subtenant agree that either party may terminate this Sublease pursuant to Section 34 below unless, within thirty (30) days after the Effective Date hereof (the “Approval Period”), Master Landlord grants its consent to this Sublease. Notwithstanding the foregoing, the parties may agree in writing to extend the Approval Period.

8. Condition of Subleased Premises and Alterations. Subtenant agrees to accept the Subleased Premises and sublease the Subleased Premises in their “as is” condition existing as of the Effective Date. Subtenant acknowledges that Sublandlord has made no representation or warranty regarding the condition of the Subleased Premises. Subtenant shall not make or suffer to be made any alterations, additions, improvements or changes (“Alterations”) to or of the Subleased Premises or any part thereof without first obtaining the prior written consent of Master Landlord and Sublandlord. Sublandlord’s consent to such Alterations shall not be unreasonably withheld, conditioned or delayed; provided, however, that any withholding of consent by Master Landlord in accordance with the provisions of the Master Lease shall be considered a reasonable withholding of consent by Sublandlord. Provided Subtenant has complied with the provisions of Section 10.3 of the Master Lease, including, without limitation, delivering to Sublandlord all documents and information required to be submitted thereunder, Sublandlord shall act promptly to request the consent of Master Landlord for any Alterations required by Subtenant. In the event Sublandlord and Master Landlord consent to the making of any Alterations to the Subleased Premises by Subtenant the same shall be made by Subtenant pursuant to the terms and provisions of Section 10.3 of the Master Lease and at Subtenant’s sole cost and expense. In addition to the cost of the Alterations, Subtenant shall also be responsible for all overhead, general conditions, fees and other costs and expenses of the Alterations, including, without limitation, the payment or reimbursement to Master Landlord, within twenty (20) days after receipt of an invoice from Sublandlord or Master Landlord, of any costs, sums or fees (without additional markup by Sublandlord) incurred by Master Landlord and any oversight, coordination or supervision fees required to be paid to Master Landlord under the Master Lease. Notwithstanding anything in this Sublease to the contrary, neither Master Landlord’s nor Sublandlord’s consent shall be required for any Minor Alteration that Subtenant proposes to make in the Subleased Premises; provided, however, that (a) prior to starting work for any Minor Alteration, Subtenant shall deliver written notice to Sublandlord and Master Landlord, and (b) the performance of Minor Alterations by Subtenant shall be subject to all of the other provisions of this Section 8 and Section 10.3 of the Master Lease. Any Alterations installed in the Subleased Premises may remain in the Subleased Premises upon the expiration or sooner termination of the Term hereof, except in the event that Master Landlord requires the removal of such Alteration in accordance with Section 10.3 of the Master Lease. If Master Landlord requires the removal of any Alteration in accordance with Section 10.3 of the Master Lease, Subtenant shall forthwith and with all due diligence, at its sole cost and expense, remove such Alteration and repair any damage to the Subleased Premises caused by such removal. In such event, Sublandlord shall be entitled to all of the rights of “Landlord,” and Subtenant shall be subject to all of the obligations of “Tenant” under Section 23.1 and Section 23.2 of the Master Lease to the extent such apply to any Alterations made by Subtenant. Notwithstanding anything in this Sublease to the contrary, Subtenant shall not be responsible for removing any Alterations (including any “Required Removables” as defined in the Work Letter attached to the Master Lease) installed in the Subleased Premises prior to the Commencement Date.

9. Existing Furniture and Equipment. During the Term of this Sublease, Subtenant shall have the right to use, at no additional cost to Subtenant and on an “as is” basis, all of the office furniture and equipment that presently exists in the Subleased Premises and that belongs to Sublandlord (the “Sublandlord Furniture and Equipment”). A list of the Sublandlord Furniture and Equipment is set forth on Exhibit “B” attached hereto. Sublandlord makes no representations or warranties regarding the Sublandlord Furniture and Equipment and shall have no obligations or liabilities with respect thereto. Subtenant agrees that Sublandlord shall not be responsible or liable for any damages caused by Subtenant’s use, repair, maintenance or removal of the Sublandlord Furniture and Equipment by Subtenant. Upon the expiration of the Term, Subtenant shall be deemed to own the Sublandlord Furniture and Equipment, and Sublandlord shall be entitled to all of the rights of “Landlord,” and Subtenant shall be subject to all of the obligations of “Tenant” under Section 23.1 and Section 23.2 of the Master Lease with respect to the removal of the Sublandlord Furniture and Equipment.

10. Liens. Subtenant shall keep the Subleased Premises free from any liens arising out of any work performed or obligations incurred by or for Subtenant or materials furnished to Subtenant. Subtenant shall give Sublandlord notice at least ten (10) days prior to the commencement of any such work on the Subleased Premises (or such additional time as may be necessary under applicable laws) to afford Sublandlord the opportunity to post notices of nonresponsibility with respect to any work performed or obligations incurred by or for Subtenant or materials furnished to Subtenant. If Subtenant fails to keep the Subleased Premises free from any such liens and does not, within five (5) days following the imposition of any such lien, cause the same to be released of record by payment or posting of a proper bond, Sublandlord shall have, in addition to all other remedies provided herein and by law, the right but not the obligation, to cause the same to be released by such means as it shall deem proper, including payment of or defense against the claim giving rise to such lien. All sums paid by Sublandlord and all expenses incurred by it in connection therewith (including, without limitation, reasonable attorneys’ fees) shall create automatically an obligation of Subtenant to pay an equivalent amount as Additional Rent, which Additional Rent shall be payable by Subtenant on Sublandlord’s demand. Nothing herein shall imply any consent by Sublandlord to subject Sublandlord’s assets to liability under any mechanic’s lien law. Any claim to a lien or encumbrance upon the Building or the Subleased Premises arising in connection with any such work or respecting the Subleased Premises not performed by or at the request of Sublandlord or Master Landlord shall be null and void, or at Sublandlord’s or Master Landlord’s option shall attach only against Subtenant’s interest in the Subleased Premises and shall in all respects be subordinate to Master Landlord’s title to the Project, Building and the Subleased Premises. Subtenant may contest the validity and/or amount of any lien imposed on the Subleased Premises, provided that Subtenant has caused such lien to be released of record by the payment or posting of the proper bond.

11. Repairs; Maintenance. Subtenant shall, at Subtenant’s sole expense, promptly make all repairs to the Subleased Premises not required to be made by Master Landlord pursuant to the Master Lease and shall keep the Subleased Premises, including without limitation all improvements, fixtures and furnishings therein, in the condition required by the Master Lease. Subtenant shall also pay for any repairs to the Building or Project required by Master Landlord and made necessary by any act, neglect, misuse or omission of duty by Subtenant or its assignees, subtenants, employees, invitees or their respective agents or other persons permitted in the Subleased Premises or on any other portion of the Building or Project by Subtenant, or any of them. Subtenant shall maintain the Subleased Premises, and will leave the Subleased Premises upon the expiration or earlier termination of this Sublease, in the condition required by the Master Lease. If Subtenant fails to maintain the Subleased Premises as required herein, Sublandlord shall give Subtenant notice to do such acts as are reasonably required to so maintain the Subleased Premises. If Subtenant fails to promptly commence such work and diligently prosecute it to completion, Sublandlord shall have the right to do such acts and expend such funds at the expense of Subtenant as are reasonably required to perform such work. All amounts payable by Subtenant to Sublandlord pursuant to this Section 11 shall be paid to Sublandlord as Additional Rent within ten (10) days after Sublandlord delivers to Subtenant invoices or cancelled checks evidencing such payment obligations, together with an administrative charge in an amount equal to 5% of the cost of such repairs (without additional markup by Sublandlord). Notwithstanding the foregoing, the parties hereto acknowledge and agree that Master Landlord shall remain responsible for the performance of all repairs expressly required to be performed by Master Landlord pursuant to the terms and conditions of the Master Lease (“Landlord’s Repair Obligations”). Subtenant shall notify both Master Landlord and Sublandlord in the event that Master Landlord shall fail to perform Landlord’s Repair Obligations. Upon such notification and in addition to such other rights and remedies Sublandlord shall have under the Master Lease, Sublandlord shall either (i) take reasonable action under the Master Lease to require Master Landlord to perform its obligations thereunder, or (ii) permit Subtenant, with Sublandlord’s reasonable cooperation, to enforce Master Landlord’s repair obligations under the Master Lease.

12. Damage or Destruction.

(a) Damage or Destruction. In the event of damage or destruction to the Building or any part thereof, the Master Lease shall either continue or terminate pursuant to Section 17 of the Master Lease. If the Master Lease terminates, this Sublease shall also terminate. Sublandlord shall have no responsibility whatsoever for the repair or restoration of the Subleased Premises, it being acknowledged by Subtenant that any repairs must be performed, if at all, by Master Landlord. Upon the occurrence of any damage to the Subleased Premises, if this Sublease is not terminated, Subtenant shall, at its sole cost and expense, repair any injury or damage to Tenant’s Property (as defined in Section 14 of the Master Lease) and shall return such Tenant’s Property to substantially the same condition as existed immediately prior to the casualty. Master Landlord or Sublandlord shall not be liable for any inconvenience or annoyance to Subtenant or any of its members, principals, beneficiaries, partners, officers, directors, employees and agents (collectively, “Subtenant Parties”) or any of Subtenant’s contractors, visitors, patrons, guests, invitees, licensees or subtenants, or injury to Subtenant’s business resulting in any way from such damage or the repair thereof. There shall be no reduction or abatement of Rent for any period during which Subtenant is unable to use the Subleased Premises, in whole or in part, due to the repairs or restoration required under this paragraph or the provisions of the Master Lease, unless Sublandlord actually receives a reduction or abatement in rent under the terms of the Master Lease. In any event, Subtenant shall not be entitled to any insurance proceeds or other remuneration except for insurance proceeds from insurance policies it purchased for its own personal property.

(b) Waiver of Statutory Provisions. The provisions of this Sublease, including this Section 12, constitute an express agreement between Sublandlord and Subtenant with respect to any and all damage to, or destruction of, all or any part of the Subleased Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Sublease or any damage or destruction to all or any part of the Subleased Premises, the Building or the Project.

13. Eminent Domain or Condemnation. In the event a proceeding in eminent domain or condemnation is instituted against the Building, the Project, or any part thereof, the Master Lease shall either continue or terminate pursuant to Section 18 of the Master Lease. If the Master Lease terminates, this Sublease shall also terminate. If the Master Lease does not terminate and the Subleased Premises have not been materially affected, then the Sublease shall continue in full force and effect except that the Rent payable hereunder shall be reduced to the extent that Rent is equitably reduced under the Master Lease. In any event, Subtenant shall not be entitled to any award of damages for Subtenant’s interest in the Subleased Premises. Notwithstanding the foregoing, nothing contained herein shall prevent Subtenant from seeking an award against a taking authority for the taking of personal property and fixtures owned by Subtenant or for moving expenses as a result of such taking; provided however, the award sought and received by Subtenant shall not diminish or affect, in whole or in part the award sought by Master Landlord or Sublandlord.

14. Waiver of Liability; Indemnification. Without limiting in any way the effect or generality of all indemnification and waiver provisions contained as part of the terms of the Master Lease, which are incorporated herein pursuant to Section 16 below, Subtenant hereby agrees that:

(a) Sublandlord Not Liable. Sublandlord shall not be liable to Subtenant, and Subtenant hereby waives all claims against Sublandlord, for any injury or damage to any person or property in or about the Subleased Premises by or from any cause whatsoever, it being agreed that Subtenant shall insure itself against such losses under Section 19 below.

(b) Indemnity of Sublandlord. Subtenant shall defend (with attorneys reasonably acceptable to Master Landlord and Sublandlord), indemnify, protect, save and hold harmless Master Landlord, the Landlord Related Parties (as defined in Section 16.1 of the Master Lease) and Sublandlord, its members, principals, beneficiaries, partners, officers, directors, employees and agents (collectively, “Sublandlord Parties”) (Master Landlord, the Landlord Related Parties, Sublandlord and the Sublandlord Parties are all collectively referred to herein as the “Indemnified Parties”) from and against any and all Losses and Expenses (as defined in Section 16.1 of the Master Lease) which may be imposed upon, incurred by or asserted against the Indemnified Parties and arising out of or in connection with any damage or injury occurring in the Subleased Premises or any acts or omissions (including violations of applicable laws) of Subtenant or any Subtenant Parties or any of Subtenant’s transferees, contractors or licensees; provided, however (and though Subtenant shall in all cases accept any tender of defense of any action or proceeding in which any of the Indemnified Parties are named or made a party and shall, notwithstanding any allegations of negligence or misconduct on the part of Master Landlord or Sublandlord, defend such parties as provided herein), Subtenant shall not be liable, and subject to the provisions of this Section 14, Sublandlord shall indemnify Subtenant and the Subtenant Parties for such Losses and Expenses to the extent and in proportion that the same is ultimately determined to be attributable to the negligence or misconduct of Sublandlord or the Sublandlord Parties. Further, Subtenant shall not be liable for any Losses and Expenses that are caused by the negligence or misconduct of the Master Landlord or the Landlord Related Parties.

(c) Mutual Waiver of Subrogation. Notwithstanding anything in this Sublease to the contrary, Subtenant and Sublandlord each hereby, on behalf of itself and all persons and parties claiming under or through it, including without limitation its insurance carrier(s), waives any and all rights of recovery, claim, action or cause of action against the other, its agents, officers, servants, partners, shareholders, contractors or employees for any loss or damage that may occur to the Premises or Subleased Premises, or any improvements thereto, or any personal property of such party therein, by reason of fire, the elements, or any other cause or origin, which is insured against under any property insurance policy actually being maintained from time to time, even if not required hereunder, or which would be insured against under the terms of any so-called “all risk” or “broad form” policy of property insurance, whether or not such insurance coverage is actually being maintained and regardless of the cause or origin, including, in every instance, negligence by the other party hereto, its agents, officers, partners or employees.

(d) Mutual Waiver of Consequential Damages. No director, officer, shareholder, employee, adviser or agent of Sublandlord or Subtenant shall be personally liable in any manner or to any extent under or in connection with this Sublease. Except as set forth in Section 25 below, in no event shall Sublandlord, Subtenant or any of their directors, officers, shareholders, employees, advisers or agents be responsible for interruption or loss of business, income or profits, or any other consequential, indirect or special damages.

(e) Survival. The indemnification obligations set forth in this Section 14 shall survive the expiration or earlier termination of this Sublease.

15. Assignment and Subletting.

(a) Subtenant shall not sell, assign, encumber or otherwise transfer by operation of law or otherwise this Sublease or any interest herein, sub-sublet the Subleased Premises, or allow any other person to occupy or use the Subleased Premises or any portion thereof, without the prior written consent of Sublandlord and Master Landlord as provided herein, nor shall Subtenant permit any lien to be placed on the Subtenant’s interest by operation of law or otherwise. Subtenant shall, by written notice, advise Sublandlord of its desire from and after a stated date (which shall not be less than ten (10) days after the date of delivery of Subtenant’s notice), to assign this Sublease or sub-sublet the Subleased Premises or any portion thereof for any part of the Term hereof. Said notice by Subtenant shall state the name and address of the proposed transferee, together with such proposed transferee’s financial statements (or certified financial statements if required by Master Landlord), and Subtenant shall deliver to Sublandlord a true and complete copy of the proposed sub-sublease (or other occupancy agreement) with said notice, a calculation of the Transfer Premium (as defined in Section 15(c) below), and a copy of all existing executed and/or proposed documentation pertaining to the proposed transfer, including all existing operative documents to be executed to evidence such transfer or the agreements incidental or related to such transfer and any other information reasonably required by Master Landlord and/or Sublandlord which will enable Master Landlord and/or Sublandlord to determine the financial responsibility, character and reputation of the proposed transferee, nature of such transferee’s business and proposed use of the space to be occupied or used by such transferee. Provided Subtenant has complied with and has delivered all of the required documents pursuant to Section 13 of the Master Lease and this Section 15, Sublandlord shall act promptly to request the consent of Master Landlord for the proposed transfer. Sublandlord shall not unreasonably withhold its own consent to such assignment or sub-sublease, provided Master Landlord shall also give its consent. Any withholding of consent by Master Landlord in accordance with the terms of the Master Lease shall be considered a reasonable withholding of consent by Sublandlord.

(b) Any assignment of this Sublease or sub-subletting hereunder by Subtenant (“Transfer”) shall not result in Subtenant being released or discharged from any liability under this Sublease. Any consent by Sublandlord to any Transfer of the Subleased Premises or any part thereof by Subtenant shall not be deemed to be a consent to any other Transfer and shall not constitute a waiver of the requirements of Sublandlord’s consent to any other Transfer of the Subleased Premises as such requirement is stated herein. Any sale, assignment, encumbrance, sub-subletting, occupation, use, lien or other transfer of this Sublease which does not comply with the provisions of this Section 15 shall be voidable and at Sublandlord’s election shall constitute a default hereunder.

(c) Subtenant shall pay to Sublandlord fifty percent (50%) of all rent received by Subtenant from any Transfer hereunder in excess of the rent payable by Subtenant to Sublandlord under this Sublease, and any sums paid to Subtenant by any proposed transferee hereunder in consideration for the Transfer (collectively, “Transfer Premium”). Subtenant may deduct all reasonable and customary expenses directly incurred by Subtenant attributable to the Transfer (other than Master Landlord’s review fee), including attorneys’ fees, brokerage commissions, advertising expenses, tenant improvements, free rent and any other rental concessions. Subtenant hereby irrevocably assigns to Sublandlord, as security for Subtenant’s obligations under this Sublease, all rent from any Transfer; provided however, that until the occurrence of a default beyond any applicable notice and cure periods by Subtenant hereunder, Subtenant shall have the right to collect such rent. Any rent collected by Sublandlord in accordance with the immediate previous sentence (but excluding any Transfer Premium) shall be credited against amounts due under this Sublease.

(d) Notwithstanding anything to the contrary contained in this Sublease, an assignment of this Sublease or a sub-subletting of the Subleased Premises or any portion thereof (i) to a successor to Subtenant by consolidation, merger, stock transfer or purchase (a “Successor”), or (ii) to any parent company, subsidiary or affiliate of Subtenant (an entity which is controlled by, controls, or is under common control with, Subtenant) (an “Affiliate”), shall not require Sublandlord’s consent (and shall not be subject to the Transfer Premium) provided that Subtenant obtains Master Landlord’s consent if required under the Master Lease, Subtenant notifies Sublandlord of any such assignment or sub-subletting and reasonably promptly supplies Sublandlord with any documents or information reasonably requested by Sublandlord regarding such assignment or sub-subletting or such entity, and further provided that (1) Subtenant is not in default under this Sublease, and (2) in the case of a Successor by purchase, the Successor shall acquire all or substantially all of the stock or assets of Subtenant’s business or, in the case of a Successor by merger, consolidation or stock transfer, the continuing or surviving entity shall own all or substantially all of the assets of Subtenant. If requested by Sublandlord and/or Master Landlord, Subtenant’s Successor shall sign a commercially reasonable form of assumption agreement. “Control,” as used in this Section 15(d), shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether by the ownership of voting securities, by contract or otherwise.

(e) Whether or not Master Landlord or Sublandlord consents to any proposed Transfer, Subtenant shall pay all review fees and legal fees incurred by Master Landlord or Sublandlord pursuant to the terms of Section 13 of the Master Lease, excluding any review and legal fees related to Master Landlord’s or Sublandlord’s review and approval of this Sublease.

16. Incorporation of Terms of Master Lease.

(a) From and after the Effective Date, except as otherwise expressly set forth in this Sublease, this Sublease shall be subject to all of the terms, conditions and covenants of the Master Lease as if Subtenant were an original party thereto, and Subtenant agrees and covenants that, except for the “Excluded Obligations” as defined below and those provisions specifically excluded in Section 16(c) below, Subtenant shall, at its sole cost and expense, promptly perform and be bound by and comply with the Master Lease with respect to the Subleased Premises and satisfy all applicable terms and conditions of the Master Lease for the benefit of Sublandlord and Master Landlord. Upon the breach of any of said terms, conditions or covenants of the Master Lease by Subtenant or upon the failure of the Subtenant to pay Rent or comply with any of the provisions of this Sublease, Sublandlord may exercise any and all rights and remedies granted to Master Landlord by the Master Lease, as well as any and all rights and remedies granted to Sublandlord by this Sublease. Whenever the provisions of the Master Lease which have been incorporated as provisions of this Sublease require the written consent of the Master Landlord, said provisions shall be construed to require the written consent of the Master Landlord and the Sublandlord. Sublandlord’s consent shall not be unreasonably withheld or delayed; provided that any withholding of consent by Master Landlord in accordance with the terms of the Master Lease shall be considered a reasonable withholding of consent by Sublandlord. Subtenant hereby acknowledges that it has read and is familiar with the terms of the Master Lease and agrees that this Sublease is subordinate and subject to the Master Lease and that any termination of the Master Lease shall likewise terminate this Sublease, except in the event that Master Landlord has agreed in its sole and absolute discretion to recognize this Sublease as a direct lease between Master Landlord and Subtenant. Subtenant further agrees that, in executing this Sublease and assuming the obligations of “Tenant” under the Master Lease (to the extent applicable pursuant to the terms of this Section 16), it has not been granted any of the rights of Sublandlord under the Master Lease, such rights being specifically reserved by Sublandlord, except to the extent expressly granted to Subtenant hereunder. In the event of any inconsistencies between any of the provisions of this Sublease and the Master Lease, the terms of this Sublease shall govern as between Sublandlord and Subtenant. Notwithstanding anything to the contrary contained in this Sublease, Subtenant shall have no obligation to (i) cure any default of Sublandlord under the Master Lease, (ii) repair any damage to the Subleased Premises caused by Sublandlord, (iii) remove any alterations or additions installed within the Subleased Premises by Sublandlord, (iv) indemnify Sublandlord or Master Landlord with respect to any negligence or willful misconduct of Sublandlord or Sublandlord Parties or other subtenants of the Building other than Subtenant, or (v) discharge any liens on the Subleased Premises or the Building which arise out of any work performed, or claimed to be performed, by or at the direction of Sublandlord. Notwithstanding the foregoing, for purposes of this Sublease, as to such incorporated terms, covenants and conditions, references in the Master Lease to “Landlord” and to “Tenant” shall be deemed to refer to “Sublandlord” and “Subtenant” hereunder, respectively, except that where the term “Landlord” is used in the context of ownership or management of the entire Building or Project, such term shall be deemed to mean only “Master Landlord.”

(b) For purposes of this Sublease, “Excluded Obligations” shall mean: (i) any duties and obligations of Sublandlord arising under the Master Lease prior to the Commencement Date; and (ii) Sublandlord’s obligations pursuant to the following provisions of the Master Lease: (A) Section 4 (Rent), (B) Section 5 (Operating Expenses and Real Estate Taxes), subject to Section 4(b) of this Sublease; (C) Section 16.1 (Tenant Indemnity), to the extent arising or resulting solely from, or caused solely by the acts or omissions of Sublandlord or its agents or employees; and (D) Section 27.15 (Signage) with respect to the removal of any signage erected by or on behalf of Sublandlord, and any repair obligations related thereto.

(c) Without limiting the generality of the foregoing, Subtenant acknowledges and agrees that all of the following rights granted to Sublandlord pursuant to the provisions of the Master Lease are personal to Sublandlord and shall not be exercisable by Subtenant or any assignee, sub-subtenant or other transferee of Subtenant: (i) Sections 3.3 and 3.4 (Pre-Term Occupancy and Early Entry); (ii) Section 3.5 (Renewal Options); Section 5.6 (Tenant Audit Rights); and (iii) Section 28 (Right of First Refusal to Lease Expansion Space). In addition to the foregoing, the following provisions of the Master Lease and Exhibits and Schedules annexed thereto are not incorporated herein by reference and shall not have any applicability to this Sublease: Sections: 1.1(2) (Original Tenant and Tenant Address), 1.5 (Term) (provided that the Term of this Sublease shall not exceed the term of the Master Lease), 1.6 (Base Rent), 1.8 (Base Year), 1.9 (Tenant Improvement Allowance), 1.10 (Security Deposit), 1.12 (Brokers), 1.17 (Existing Lease), 3.1 (Substantial Completion of Premises), 3.2 (Turnover of Expansion Space and Existing Premises; Delay in Turnover of Expansion Space), 27.8 (Brokers), 27.12 (Financial Statements) and 29 (Moving Expenses).

(d) Sublandlord has no duty or obligation to Subtenant under the Master Lease except as follows: whenever the consent of Master Landlord (including without limitation Master Landlord’s consent to this Sublease, subject to the provisions of Section 7 above) is required or Master Landlord shall fail to perform its obligations under the Master Lease, Sublandlord agrees to use its best efforts to obtain such consent and/or performance on behalf of Subtenant (provided, however, that Sublandlord shall have no obligation to file a lawsuit or any other action against Master Landlord to compel performance). Sublandlord covenants: (i) that Sublandlord shall take all actions reasonably necessary to maintain the Master Lease in full force and effect during the Sublease Term (provided, however, that Sublandlord shall not be liable to Subtenant for any earlier termination of the Master Lease which is not due to the fault of Sublandlord); (ii) that Sublandlord shall not voluntarily terminate the Master Lease, except in accordance with rights expressly reserved to Sublandlord as “Tenant” under Sections 17 and 18 of the Master Lease in the event of a casualty or taking; (iii) to use commercially reasonable efforts to obtain a non-disturbance agreement reasonably acceptable to Subtenant whereby Master Landlord agrees not to disturb Subtenant’s possession of the Subleased Premises in the event that the Master Lease is terminated (provided, however, that Sublandlord shall not be liable to Subtenant in the event Master Landlord refuses to sign such an agreement despite Sublandlord’s request); and (iv) that Sublandlord shall not enter into any modification or amendment to the Master Lease which would adversely affect Subtenant’s rights and obligations with respect to the Subleased Premises without Subtenant’s prior approval.

17. Personal Property Taxes, Taxes and Other Charges. To the extent applicable to the Subleased Premises, Subtenant shall pay or cause to be paid, before delinquency, any and all taxes levied or assessed and which become payable during the Term hereof upon all of Subtenant’s leasehold improvements, equipment, furniture, fixtures and personal property located in or about the Subleased Premises (including without limitation the Sublandlord Furniture and Equipment).

18. Default and Remedies.

(a) The occurrence of any one or more of the following events shall constitute a default and breach of this Sublease by Subtenant:

(i) The failure by Subtenant to make any payment of Rent or any other payment required to be made by Subtenant hereunder, as and when due, where such failure shall continue for a period of three (3) days after written notice thereof by Sublandlord to Subtenant (it being agreed, however, that such notice shall be in lieu of, and not in addition to, any notice required under Section 1161 of the California Code of Civil Procedure, or any successor statute thereto);

(ii) The failure by Subtenant to observe or perform any of the covenants, conditions or provisions of this Sublease to be observed or performed by Subtenant, where such failure shall continue for a period of twenty (20) days after written notice thereof by Sublandlord to Subtenant. If the nature of such default is such that the same cannot be reasonably cured within such twenty (20) day period, Subtenant shall not be deemed to be in default hereunder if Subtenant shall within such period commence such cure and thereafter diligently prosecute the same to completion, provided Master Landlord has not declared a default and breach of the Master Lease as a result of Subtenant’s failure to cure such default;

(iii) The making by Subtenant of any general assignment or general arrangement for the benefit of creditors; or the filing by or against Subtenant of a petition to have Subtenant adjudged a bankrupt, or a petition for reorganization or arrangement under any law, now existing or hereafter amended or enacted, relating to bankruptcy or insolvency (unless, in the case of a petition filed against Subtenant, Subtenant has not consented to, or admitted the material allegations of such petition and such petition is dismissed within sixty (60) days); or the appointment of a trustee or a receiver to take possession of substantially all of Subtenant’s assets located at the Subleased Premises or of Subtenant’s interest in this Sublease, where possession is not restored to Subtenant within thirty (30) days; or substantially all of Subtenant’s assets or Subtenant’s interest in this Sublease is subjected to attachment, execution or other judicial seizure which is not discharged within thirty (30) days; or

(iv) Subtenant causes a default and breach under the Master Lease and does not cure such default or breach no less than ten (10) days prior to the expiration of any applicable notice and cure period set forth in the Master Lease.

(b) Upon the occurrence of a default or breach by Subtenant, Sublandlord shall have all rights and remedies set forth in Section 20 of the Master Lease.

19. Insurance. Subtenant shall, during the entire Term of this Sublease, maintain all insurance policies required by Sublandlord to be maintained under the Master Lease in accordance with the terms of the Master Lease. Subtenant shall name Sublandlord as an additional insured on all such policies in which Master Landlord is also named as an additional insured.

20. Parking. During the Term, Subtenant shall be entitled to use (but shall not be obligated to use) sixty-one (61) of the non-reserved and reserved parking spaces in the Parking Facility in accordance with and subject to all of the terms, conditions and provisions of the Parking Agreement attached as Exhibit “E” to the Master Lease. Subtenant shall pay to Sublandlord the monthly charge set forth in the Parking Agreement for Subtenant’s use of any of the reserved parking spaces that Subtenant actually uses. Sublandlord shall have no duty, liability or obligation to Subtenant with respect to Subtenant’s parking rights hereunder, and Sublandlord shall not be liable to Subtenant as a result of any of Master Landlord’s actions under the Parking Agreement.

21. Signage. Subject to the express approval of Master Landlord, Subtenant shall be entitled, at its sole cost and expense, to install interior and exterior identification signage in accordance with and subject to all of the terms, conditions and provisions of Section 27.15 of the Master Lease. Sublandlord shall remove, at its sole cost and expense, all of Sublandlord’s existing signage promptly after the Commencement Date and Sublandlord shall repair any damage caused by such removal.

22. Recordation. Subtenant shall not record this Sublease or any memorandum thereof.

23. Work Letter/Allowances. The Work Letter attached to the Master Lease as Exhibit “D” does not apply to the Subleased Premises, except with respect to Subtenant’s obligation to remove any improvements, including, without limitation, any Required Removables (as defined in Section 2.5 of the Work Letter) that relate to the Subleased Premises, were installed in the Subleased Premises by Subtenant and that Master Landlord requires to be removed from the Subleased Premises in accordance with Section 10.3 of the Master Lease. In addition, Subtenant shall not have any rights whatsoever to any portion of the Tenant Improvement Allowance or Architect Allowance referenced in the Master Lease and/or the Work Letter.

24. Notices. All notices and demands which may or are required to be given by either party to the other hereunder shall be in writing and shall be personally delivered or sent by United States certified or registered mail, postage prepaid, return receipt requested, or sent by reputable overnight courier (such as Federal Express, UPS or DHL with delivery confirmation) and addressed as follows:

TO SUBLANDLORD:	Valeant Pharmaceuticals International, Inc.
700 Route 202/206
Bridgewater, NJ 08807
Attention: Robert Brabandt, Corporate Services

With a copy to:	Valeant Pharmaceuticals International, Inc.
700 Route 202/206
Bridgewater, NJ 08807
Attention: General Counsel

TO SUBTENANT:	Avanir Pharmaceuticals, Inc.
20 Enterprise, Suite 200
Aliso Viejo, CA 92656
Attention: Michael Cruse

With a copy to:	Avanir Pharmaceuticals, Inc.
20 Enterprise, Suite 200
Aliso Viejo, CA 92656
Attention: Vice President of Legal Affairs

All notices shall be deemed to have been received at the time of delivery, if personally delivered, or three (3) business days after deposit in the United States mail as specified above, if mailed or one (1) business day if sent by overnight courier for next business day delivery; provided, however, that no notice shall be deemed to have been received by either party unless notices (and copies of notices) are delivered to all required parties set forth in this Section 24. Either party may from time to time change the address for delivery of notices and demands by giving notice of such change as specified above. Sublandlord shall promptly provide Subtenant with a copy of any notice of default under the Master Lease and any notice relating to the Subleased Premises received by Sublandlord from Master Landlord. Subtenant shall forward concurrently to Sublandlord any notices sent to or received from Master Landlord relating to the Subleased Premises.

25. Holdover. If Subtenant holds over after the expiration of the Sublease Term or earlier termination thereof, such tenancy shall be that of a tenancy at sufferance and shall not constitute a renewal hereof or an extension for any further term. In such case Rent shall be payable at a monthly rate equal to the greater of one hundred fifty percent (150%) of the Rent applicable during the last rental period of the Term under this Sublease, or such amount as is due to Master Landlord pursuant to Section 22 of the Master Lease as a result of Subtenant’s holdover. Such tenancy at sufferance shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Section 25 shall be construed as consent by Sublandlord to any holding over by Subtenant, and Sublandlord expressly reserves the right to require Subtenant to surrender possession of the Subleased Premises to Sublandlord as provided in this Sublease upon the expiration or earlier termination of this Sublease. The provisions of this Section 25 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Sublandlord provided herein or at law. If Subtenant fails to surrender the Subleased Premises upon the termination or expiration of this Sublease, in addition to any other liabilities to Sublandlord accruing therefrom, Subtenant shall protect, defend, indemnify and hold Sublandlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by Master Landlord and/or any succeeding tenant founded upon such failure to surrender and any consequential damages to Sublandlord and/or Master Landlord resulting therefrom. In addition to the foregoing, Subtenant shall promptly reimburse to Sublandlord all losses, costs and expenses incurred by Sublandlord under Section 22 of the Master Lease. Subtenant shall not be responsible for reimbursing Sublandlord for any such losses, costs or expenses in the event that Sublandlord is holding over in the Premises; provided, however, that Subtenant shall grant Sublandlord access to the Subleased Premises prior to the expiration or earlier termination of the Master Lease for the purpose of removing any property of Sublandlord or Required Removables which are Sublandlord’s obligation to remove pursuant to the terms of this Sublease. The obligations of Subtenant set forth in this Section 25 shall survive the expiration or earlier termination of this Sublease.

26. Captions. The captions of sections of this Sublease are not a part of this Sublease and shall have no effect upon the construction or interpretation of any part hereof.

27. Successors and Assigns. The covenants and conditions herein contained, subject to the provisions of Section 15 above, apply to and bind the heirs, successors, executors, administrators, legal representatives and assigns of the parties hereto.

28. Attorneys’ Fees. In the event of any legal action or proceeding brought by either party against the other arising out of this Sublease (an “Action”), the prevailing party shall be entitled to the payment by the losing party of its reasonable attorneys’ fees, court costs and litigation expenses, as determined by the court.

29. Post-Judgment Attorneys’ Fees. The prevailing party in any Action shall be entitled, in addition to and separately from the amounts receivable under Section 28 above, to the payment by the losing party of the prevailing party’s reasonable attorneys’ fees, court costs and litigation expenses incurred in connection with (a) any appellate review of the judgment rendered in such Action or of any other ruling in such Action, and (b) any proceeding to enforce a judgment in such Action. It is the intent of the parties that the provisions of this Section 29 be distinct and severable from the other rights of the parties under this Sublease, shall survive the entry of judgment in any Action and shall not be merged into such judgment.

30. Brokerage Commission. Sublandlord and Subtenant represent and warrant to each other that neither has dealt with any broker in connection with this Sublease, except Cushman & Wakefield of California, Inc. (“Sublandlord’s Broker”) and Newmark Grubb Knight Frank (“Subtenant’s Broker”) (collectively, the “Brokers”). Sublandlord and Subtenant shall indemnify the other against, and hold each other harmless from any claim of, or liability to, any broker or any party with whom Sublandlord or Subtenant shall have dealt in connection with this transaction or Sublease other than the Brokers. Sublandlord shall be responsible for paying a brokerage commission to Sublandlord’s Broker relating to this Sublease pursuant to a separate written agreement, and Sublandlord’s Broker shall pay a commission to Subtenant’s Broker pursuant to a separate written agreement.

31. Gender and Number. Wherever the context so requires, each gender shall include any other gender, and the singular number shall include the plural and vice-versa.

32. Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

33. Severability. Any provision of this Sublease which shall prove to be invalid, void or illegal shall in no way affect, impair, or invalidate any other provision hereof and all such other provisions shall remain in full force and effect.

34. Effectiveness. This Sublease shall become effective when executed by all the parties hereto; provided, however, in the event Master Landlord fails to consent to the subletting of the Subleased Premises to Subtenant within the Approval Period, either party may terminate this Sublease by providing written notice to the other party. In such event, the parties hereto shall have no further obligation or liability to the other, except that the Security Deposit and any Rent or other funds paid hereunder by Subtenant shall be promptly refunded by Sublandlord.

35. Sublandlord Representations. Sublandlord represents and warrants, to Sublandlord’s actual knowledge (without duty of investigation or inquiry), that: (i) it is the holder of the interest of the “Tenant” under the Master Lease and said interest is not the subject of any lien, assignment, sublease, or other hypothecation or pledge by Sublandlord; (ii) the Master Lease is in full force and effect unmodified, except as set forth above, and constitutes the entire agreement between the Master Landlord and Sublandlord in respect of the Subleased Premises; (iii) no notices of default have been served on Sublandlord under the Master Lease which have not been cured; (iv) neither Sublandlord nor Master Landlord is in default under the Master Lease; (v) there are no financing statements outstanding with respect to the Subleased Premises or any fixtures therein or improvements or alterations thereto under which Sublandlord is the debtor; (vi) there are no Hazardous Materials in, on or about the Subleased Premises (other than those materials customarily used in the business or activity expressly permitted to be undertaken in the Subleased Premises under Section 1.9 of the Master Lease); (vii) there are currently no uncured violations of any federal, state or local laws, regulations, codes, executive orders, guidelines or requirements affecting the Subleased Premises.

36. Quiet Enjoyment. Upon Subtenant paying all Rent and other charges due hereunder and observing and performing all of the covenants, conditions and provisions to be performed by Subtenant hereunder, Subtenant shall have quiet possession of the Subleased Premises for the entire term hereof, subject to all of the provisions of this Sublease.

37. Time of the Essence. Time is of the essence of each provision of this Sublease where time is an element.

38. Counterparts. This Sublease may be executed in any number of counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

39. Governing Law. This Agreement shall be construed, interpreted and governed by the laws of the State of California and the laws of the United States of America prevailing in California.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Sublease on the Effective Date.

SUBLANDLORD:

VALEANT PHARMACEUTICALS INTERNATIONAL, INC., a British Columbia corporation

By:	/s/ Robert A. Brabandt
	Name:	Robert A. Brabandt
	Title:	Director-Corp Sales

SUBTENANT:

AVANIR PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Christine G. Ocampo
	Name:	Christine G. Ocampo
	Title:	Vice President of Finance

EXHIBIT “A”

Master Lease

[To be attached]

EXHIBIT “A”

EXHIBIT “B”

Sublandlord Furniture and Equipment

EXHIBIT “B”

1.	Security card readers and hardware.

2.	UPS as currently configured.

3.	Network patch panel and racks as exist. No patch cables.

4.	All structured cable as exists to all workstations and offices, etc.

5.	All flat screens, video conference units, projectors, AV equipment as installed in 4 conference rooms and the training room. This includes all ceiling mounted speakers and microphones plus all cable as installed.

6.	All flat screens in the break rooms and lobbies.

EXHIBIT “B-5”